Getty Images, Inc.

Consolidated Financial Statements as of and for the
Years Ended December 31, 2020 and 2019
With Report of Independent Auditors

GETTY IMAGES, INC.

TABLE OF CONTENTS

Ernst & Young LLP
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Report of Independent Auditors

To Management and the Board of Directors of Getty Images, Inc.

We have audited the accompanying consolidated financial statements of Getty Images, Inc. and subsidiaries, which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated state ments of operations, comprehensive loss, equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Getty Images, Inc. and subsidiaries at December 31, 2020 and 2019, and the consolidated res ults of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted ac counting principles.

Ernst & Young LLP

March 26, 2021

GETTY IMAGES, INC.

SCHEDULE 1

CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2020	December 31, 2019
ASSETS		
CURRENT ASSETS:		
Cash and cash equivalents	$ 156,478	$ 113,435
Restricted cash	4,831	4,793
Accounts receivable - net	123,250	133,170
Prepaid expenses	15,679	16,122
Taxes receivable	14,337	16,605
Other current assets	10,025	10,561
Total current assets	324,600	294,686
PROPERTY AND EQUIPMENT — NET	172,164	173,258
GOODWILL	1,430,452	1,429,136
IDENTIFIABLE INTANGIBLE ASSETS — NET	526,183	548,655
DEFERRED INCOME TAXES — NET	9,208	7,951
OTHER LONG-TERM ASSETS	44,284	35,224
TOTAL	$ 2,506,891	$ 2,488,910
LIABILITIES AND STOCKHOLDER'S EQUITY		
CURRENT LIABILITIES:		
Accounts payable	$ 95,587	$ 87,914
Accrued expenses	37,059	39,468
Income taxes payable	7,946	8,361
Short-term debt - net	14,271	18,602
Deferred revenue	149,681	141,624
Total current liabilities	304,544	295,969
LONG-TERM DEBT — NET	1,793,460	1,789,732
DEFERRED INCOME TAXES — NET	19,131	30,032
UNCERTAIN TAX POSITIONS	63,208	60,705
OTHER LONG-TERM LIABILITIES	40,079	27,927
Total liabilities	2,220,422	2,204,365
EQUITY:		
Additional paid-in capital	1,613,977	1,605,970
Accumulated deficit	(1,328,436)	(1,289,637)
Accumulated other comprehensive loss	(46,800)	(79,695)
Total stockholder's equity	238,741	236,638
Noncontrolling interest	47,728	47,907
Total equity	286,469	284,545
TOTAL	$ 2,506,891	$ 2,488,910

See notes to consolidated financial statements.

GETTY IMAGES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Year Ended December 31,	
	2020	2019
REVENUE	$ 813,795	$ 846,325
OPERATING EXPENSE:		
Cost of revenue (exclusive of depreciation and amortization shown separately below)	226,066	245,706
Selling, general and administrative expense	324,423	350,397
Depreciation	52,358	59,535
Amortization	47,002	46,730
Restructuring costs	9,135	6,953
Other operating expense - net	161	920
Operating expense	659,145	710,241
INCOME FROM OPERATIONS	154,650	136,084
OTHER EXPENSE, NET:		
Interest expense	(124,926)	(135,405)
Debt modification transaction expenses	—	(18,728)
Gain on debt extinguishment	—	11,536
Other non-operating expense - net	(59,189)	(18,519)
Total other expense, net	(184,115)	(161,116)
LOSS BEFORE INCOME TAXES	(29,465)	(25,032)
INCOME TAX EXPENSE	(9,516)	(25,614)
NET LOSS INCLUDING NONCONTROLLING INTEREST	(38,981)	(50,646)
NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	(182)	(232)
NET LOSS ATTRIBUTABLE TO GETTY IMAGES, INC.	$ (38,799)	$ (50,414)

See notes to consolidated financial statements.

GETTY IMAGES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In thousands)

	Year Ended December 31, 2020	2019
NET LOSS INCLUDING NONCONTROLLING INTEREST	$ (38,981)	$ (50,646)
OTHER COMPREHENSIVE GAIN (LOSS):		
Net foreign currency translation adjustment gains (losses)	32,895	(3,267)
COMPREHENSIVE LOSS INCLUDING NONCONTROLLING INTEREST	(6,086)	(53,913)
COMPREHENSIVE LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	(179)	(230)
COMPREHENSIVE LOSS ATTRIBUTABLE TO GETTY IMAGES, INC.	$ (5,907)	$ (53,683)

See notes to consolidated financial statements.

GETTY IMAGES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31, 2020	Year Ended December 31, 2019
CASH FLOWS FROM OPERATING ACTIVITIES:		
Net loss including noncontrolling interest	$ (38,981)	$ (50,646)
Adjustments to reconcile net loss to net cash provided by operating activities:		
Depreciation	52,358	59,535
Amortization	47,002	46,730
Unrealized exchange losses (gains) on foreign denominated debt	45,553	(1,029)
Debt modification transaction expenses	—	18,728
Equity-based compensation	8,002	8,214
Deferred income taxes — net	(11,449)	(3,147)
Uncertain tax positions	1,832	(1,136)
Restructuring	9,135	6,953
Non-cash fair value adjustment for swaps & foreign currency exchange contracts	15,943	20,258
Amortization of debt issuance costs	5,601	1,413
Debt extinguishment	—	(11,536)
Other	1,802	3,319
Changes in current assets and liabilities:		
Accounts receivable	10,705	(21,429)
Accounts payable	7,400	2,679
Accrued expenses	(13,443)	(18,542)
Income taxes receivable/payable	2,523	(5,546)
Interest payable	—	3,981
Deferred revenue	4,445	22,577
Other	35	9,386
Net cash provided by operating activities	148,463	90,762
CASH FLOWS FROM INVESTING ACTIVITIES:		
Acquisition of property and equipment	(44,862)	(45,547)
Minority investment	(8,500)	
Other investing activities	(122)	(668)
Net cash used in investing activities	(53,484)	(46,215)
CASH FLOWS FROM FINANCING ACTIVITIES:		
Proceeds from debt issuance	—	1,845,935
Debt refinancing costs	—	(64,075)
Repayment of debt	(52,007)	(2,370,838)
Capital contribution from parent	—	572,581
Cash dividends paid	—	(6,490)
Other financing activities	5	(589)
Net cash used in financing activities	(52,002)	(23,476)
EFFECTS OF EXCHANGE RATE FLUCTUATIONS	104	4,599
NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	43,081	25,670
CASH, CASH EQUIVALENTS AND RESTRICTED CASH:		
Beginning of period	118,228	92,558
End of period	$ 161,309	$ 118,228
SUPPLEMENTAL DISCLOSURES:		
Interest paid	$ 119,506	$ 130,044
Income taxes paid, including foreign taxes withheld	$ 12,900	$ 31,200

Certain prior year amounts have been reclassified to conform to the current year presentation.

GETTY IMAGES, INC.

CONSOLIDATED STATEMENTS OF EQUITY
(In thousands)

	No. of Shares of Common Stock Outstanding	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholder's Equity (Deficit)	Noncontrolling Interest	Total Equity (Deficit)
BALANCE — JANUARY 1, 2019	32	$ —	$ 1,025,768	$ (1,244,260)	$ (76,428)	$ (294,920)	$ 48,137	$ (246,783)
Net loss	—	—	—	(50,414)	—	(50,414)	(232)	(50,646)
Cumulative effect of changes in accounting principles related to revenue recognition, net of tax	—	—	—	5,037		5,037		5,037
Other comprehensive (loss) income:								
Net foreign currency translation adjustment (losses) gains	—	—	—	—	(3,267)	(3,267)	2	(3,265)
Contribution from parent	—	—	572,581	—	—	572,581	—	572,581
Equity-based compensation activity and related income tax effects	—	—	7,621	—	—	7,621	—	7,621
BALANCE — DECEMBER 31, 2019	32	$ —	$ 1,605,970	$ (1,289,637)	$ (79,695)	$ 236,638	$ 47,907	$ 284,545
Net loss	—	—	—	(38,799)	—	(38,799)	(182)	(38,981)
Other comprehensive income:								
Net foreign currency translation adjustment gains	—	—	—	—	32,895	32,895	3	32,898
Equity-based compensation activity and related income tax effects	—	—	8,007	—	—	8,007	—	8,007
BALANCE — DECEMBER 31, 2020	32	$ —	$ 1,613,977	$ (1,328,436)	$ (46,800)	$ 238,741	$ 47,728	$ 286,469

See notes to consolidated financial statements.

1. DESCRIPTION OF THE BUSINESS

Getty Images, Inc. ("Getty Images" or "the Company"), is one of the most trusted and esteemed sources of visual content in the world, with over 425 million assets including photos, videos, and music, available through its industry-leading sites www.gettyimages.com and www.istock.com. The Getty Images website serves creative, business and media customers in nearly every country in the world and is the first-place people turn to discover, purchase and share powerful visual content from the world's best photographers and videographers. Getty Images works with over 350,000 contributors and hundreds of Image Partners to provide comprehensive coverage of more than 160,000 news, sport and entertainment events each year, impactful creative imagery to communicate any commercial concept and the world's deepest digital archive of historic photography.

The Company is wholly owned by Abe Investment Holdings, Inc. ("Abe Investment"), an entity wholly owned by Griffey Midco (DE), LLC, an entity wholly owned by Griffey Holdings, Inc., an entity wholly owned by Griffey Global Holdings, Inc., an entity wholly owned by Griffey Investors, LP (the "Parent"). In 2019, the Parent contributed $572.6 million in cash to the Company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Principles — The consolidated financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

Reclassifications — Certain prior year amounts have been reclassified to conform with current year presentation.

Related-Party Transactions — The Company has paid annual management fees to the Parent in the amount of $1.3 million and $1.5 million for the years ended December 31, 2020 and 2019, respectively, which are included in "Selling, general and administrative expense" in the consolidated statements of operations.

Estimates and Assumptions — The preparation of financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and revenues and expenses reported during the period. Some of the estimates and assumptions that require the most difficult judgments are: a) the appropriateness of the valuation and useful lives of intangibles and other long-lived assets; b) the appropriateness of the amount of accrued income taxes, including the potential outcome of future tax consequences of events that have been recognized in our financial statements as well as the deferred tax asset valuation allowances; c) the designation of certain foreign currency-denominated intercompany balances as long-term investments; d) the sufficiency of the allowance for doubtful accounts; e) the assumptions used to value equity-based compensation arrangements; f) the assumptions used to allocate transaction price to multiple performance obligations for uncapped subscription arrangements; and g) the assumptions used to estimate unused capped subscription-based and credit-based products. These judgments are inherently uncertain which directly impacts their valuation and accounting. Actual results and outcomes may differ from management's estimates and assumptions.

Principles of Consolidation — The consolidated financial statements and notes thereto include the accounts of Getty Images and its subsidiaries. The results of operations and financial position of acquired companies have been included from the respective dates of acquisition. Equity investments in which the Company exercises significant influence, but does not control and is not the primary beneficiary of, are accounted for using the equity method. Minority investments with no readily determinable fair value are reported at cost, adjusted for impairments or any observable price changes in ordinary transactions with identical or similar investments. Intercompany transactions and balances have been eliminated in consolidation.

Foreign Currencies — Assets and liabilities for subsidiaries with functional currencies other than the U.S. dollar are recorded in foreign currencies and translated at the exchange rate on the balance sheet date. Revenue and expenses are translated at average rates of exchange prevailing during the year. Translation adjustments resulting from this process are charged or credited to "Other Comprehensive Income (Loss)" ("OCI"), as a separate component of stockholder's equity. Transaction gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved are included in "Other non-operating expense — net" in the consolidated statements of operations. For the years ended December 31, 2020 and December 31, 2019, the Company recognized foreign currency transaction losses of $45.1 million and $4.7 million, respectively.

Derivative Instruments — The Company uses derivative instruments to manage exposures to foreign currency and interest rate risks. The objectives for holding derivatives include reducing or eliminating the economic impact of these exposures. Derivative instruments are recorded as either assets or liabilities and are measured at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and whether the instrument is designated as a hedge for accounting purposes. For a derivative instrument designated as a cash flow hedge, the effective portion of the derivative's gain or loss is initially reported as a component of OCI and is subsequently recognized in earnings when the hedged exposure affects earnings. The ineffective portion of the gain or loss is recognized in earnings. For derivative instruments designated as either fair value or cash flow hedges, changes in the time value are excluded from the assessment of hedge effectiveness and are recognized in earnings. Gains and losses from changes in fair values of derivatives that are not designated as hedges for accounting purposes are recognized in "Other non-operating (expense) income — net" in the consolidated statements of operations. As of December 31, 2020, and 2019, the Company did not have any derivatives designated as hedging instruments as defined by the derivative instruments and hedging activities accounting guidance. See "Note 3 — Derivative Instruments" for further information.

Cash Equivalents — Cash equivalents are short-term, highly liquid investments that are both readily convertible to cash and have maturities at the date of acquisition of three months or less. Cash equivalents are generally composed of investment-grade debt instruments subject to lower levels of credit risk, including certificates of deposit and money market funds.

Restricted Cash — Restricted cash consists of cash held as collateral related to our corporate credit cards and real estate lease obligations.

Accounts Receivable — Net — Accounts receivable are trade receivables, net of reserves for allowances for doubtful accounts totaling $7.8 million for December 31, 2020 and 2019.

Allowance for doubtful accounts is calculated based on historical losses, existing economic conditions, and analysis of specific older account balances of customer and delegate accounts. Trade receivables are written off when collection efforts have been exhausted. Concentration of credit risk with respect to trade receivables is limited due to the large number of customers and their dispersion across many geographic areas. No single customer represented 10% or more of the Company's total revenue or accounts receivable in any of the years presented.

Allowance for doubtful accounts changed as follows during the years presented (in thousands):

January 1, 2019	$	6,348
Provision		3,287
Deductions [1]		(1,792)
December 31, 2019		7,843
Provision		2,002
Deductions [1]		(2,072)
December 31, 2020	$	7,773

[1] Amounts represent balances written off, net of amounts recovered that had previously been written off, and the effect of foreign currencies.

Property and Equipment — Net — Property and equipment are stated at cost, net of accumulated depreciation. Contemporary and archival imagery consists of costs to acquire imagery from third parties and internal and external costs incurred in creating imagery, including identification of marketable subject matter, art direction, digitization, mastering and the assignment of search terms, and other pertinent information to each image. Computer software developed for internal use consists of internal and external costs incurred during the application development stage of software development (except for training costs) and costs of upgrades or enhancements that result in additional software functionality. Costs incurred during the web application, infrastructure, graphics and content development stages of website development are also capitalized and included within computer software developed for internal use. Expenditures that extend the life, increase the capacity or improve the efficiency of property and equipment are capitalized, while expenditures for repairs and maintenance are expensed as incurred.

Depreciation is recognized on a straight-line basis over the estimated useful lives of the assets or, for leasehold improvements, over the shorter of the remaining original term of the lease or the estimated life of the related asset.

Property and equipment consisted of the following at the reported balance sheet dates (in thousands, except years):

	December 31,							
	2020				2019			
	Estimated Useful Lives (in Years)	Gross Amount	Accumulated Depreciation	Net Amount	Estimated Useful Lives (in Years)	Gross Amount	Accumulated Depreciation	Net Amount
Contemporary imagery	5	$ 387,015	$ (366,397)	$ 20,618	5	$ 361,957	$ (340,801)	$ 21,156
Computer hardware purchased	3	8,828	(5,933)	2,895	3	10,702	(7,083)	3,619
Computer software developed for internal use	3	113,615	(56,343)	57,272	3	119,627	(63,198)	56,429
Leasehold improvements	2–20	11,434	(5,180)	6,254	2–20	10,718	(3,233)	7,485
Furniture, fixtures and studio equipment	5	14,430	(12,332)	2,098	5	13,765	(10,869)	2,896
Archival imagery[1]	40	101,615	(18,588)	83,027	40	97,025	(15,583)	81,442
Other	3–4	2,566	(2,566)	—	3–4	2,402	(2,171)	231
		$ 639,503	$ (467,339)	$ 172,164		$ 616,196	$ (442,938)	$ 173,258

[1] Included in archival imagery as of the years ended December 31, 2020 and 2019 was $10.8 million and $10.3 million, respectively, of imagery that has an indefinite life and therefore is not amortized.

Minority Investment — The carrying amount of our minority investment without a readily determinable fair value, which is included within other long-term assets on our consolidated balance sheets, was $8.5 million as of December 31, 2020. Our minority investee is a privately held, web-based media producer to whom we provided content in 2020 and 2019. Revenue related to content consumed by our minority investee was not material in 2020 or 2019.

We periodically evaluate the carrying value of our minority investment, when events and circumstances indicate that the carrying amount of an asset may not be recovered. This investment includes our holding in a privately held media company that is not exchange traded and therefore not supported with observable market prices.

During the year ended December 31, 2020, we recorded our $8.5 million cash purchase price as our minority investment without a readily determinable fair value and have not recorded any adjustments for observable price changes nor impairments related to the investment.

Business Combinations — Accounting for business combinations requires that we allocate the purchase price of businesses acquired to the acquired assets and liabilities based on estimates of their fair value as of the date of acquisition. Any remaining amount of purchase price in excess of the fair value of acquired assets and liabilities is recorded as goodwill. Material adjustments to the purchase price allocation made during the accounting measurement period are required to be accounted for in the original period of acquisition, resulting in retrospective changes to balances previously presented. Professional fees incurred in connection with business combinations are expensed as incurred, and any restructuring activities that do not represent legal liabilities prior to the acquisition date are expensed post-acquisition. Adjustments to assets and liabilities that occur after the accounting measurement period will be recorded as a component of income or expense.

Goodwill — We evaluate goodwill for impairment annually or more frequently when an event occurs or circumstances change that indicate the carrying value may not be recoverable. Circumstances that could indicate impairment and require impairment tests more frequently than annually include: significant adverse changes in legal factors or market and economic conditions, a significant decline in the financial results of the Company's operations, significant changes in strategic plans, adverse actions by regulators, unanticipated changes in competition and market share, or a planned disposition of a significant portion of the business. Management performs the annual goodwill impairment analysis as of October 1 each year. The Company's 2020 and 2019 goodwill impairment analyses did not result in an impairment charge. As circumstances change, it is possible that future goodwill impairment analysis could result in goodwill impairments, which would be included in the calculation of income from operations.

Identifiable Intangible Assets — Identifiable intangible assets are assets that do not have physical representation but that arise from contractual or other legal rights or are capable of being separated or divided from the Company and sold, transferred, licensed, rented or exchanged. Identifiable intangible assets are amortized on a straight-line basis over their estimated useful lives, unless such life is determined to be indefinite. The remaining useful lives of identifiable intangible assets are reassessed each reporting period to determine whether events and circumstances warrant revisions to the remaining periods of amortization. Potential impairment of identifiable intangible assets is evaluated annually or whenever circumstances indicate that the carrying value may not be recoverable through projected discounted or undiscounted cash flows expected to be generated by the asset.

Impairment of Long-Lived Assets — Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that carrying amounts may not be recoverable. Impairment exists when the carrying value of an asset is not recoverable and exceeds its fair value. The carrying value of an asset is not recoverable if it exceeds the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the asset. The fair value of an asset is the price that would be received to sell the

asset in an orderly transaction between market participants at the measurement date. Impairments are included in other operating expenses or, if material, shown separately and included in the calculation of income from operations. The Company incurred impairment charges of $0.3 million and $0.7 million for the years ended December 31, 2020 and 2019, respectively, within "Other operating expense (income) - net" on the Consolidated Statements of Operations.

Loans Receivable — Loans are stated at unpaid principal balances less any allowance for loan losses. Interest is recognized over the term of the loan and is calculated using the compound interest method. Management considers a loan impaired when, based on current information or factors, it is probable that the principal and interest payment will not be collected according to the loan agreement. The Company did not recognize any loan impairment charges during the years ended December 31, 2020 or 2019.

Leases — Getty Images leases facilities and equipment through operating leases. Operating lease rentals are charged to "Selling, general and administrative expense" in the consolidated statements of operations on a straight-line basis over the original term of each lease. The leases typically contain rent escalation clauses whereby the amount paid by the Company to the lessors increases each year, while some provide rent holidays, tenant improvement allowances and stated renewal options. None of the Company's leases contain contingent rentals. Rent escalation causes a difference each year between the amount charged to rent expense on a straight-line basis and the amount paid by us to the lessors. This difference is recorded to "Accrued expenses" (the current portion) and "Other long-term liabilities" (the long-term portion) in the Company's Consolidated Balance Sheets. Such accruals typically increase during the early portions of the lease terms and are reduced during the later portions resulting in ratable recognition of lease expense. Rent holidays and tenant improvement allowances are similarly recognized in rent expense on a straight-line basis over the original term of each lease. Rent expense was $11.8 million and $12.1 million for the years ended December 31, 2020 and 2019, respectively. See "Note 9 — Commitments and Contingencies" for future minimum payments under operating leases and future minimum receipts under subleases.

The Company subleases certain leased facilities that are not currently used for operations. An accrued liability for losses on leased properties is created when the Company vacates a leased space before the end of the lease term to the extent such a loss exceeds the amount of the sublease rentals that could be reasonably obtained for the property. For the years ended December 31, 2020 and 2019, sublease receipts were $4.3 million and $4.4 million, respectively.

Restructuring Costs — Restructuring costs consist of lease loss expenses and employee termination costs. Lease loss expenses are incurred when the Company vacates a leased space before the end of the lease term to the extent such a loss exceeds the amount of sublease rentals that could be reasonably obtained for the property. The primary reasons the Company will vacate a leased space early are: consolidation of office space, decisions to move from one location to a more suitable location and closure of excess space acquired in a business combination. An accrued liability for lease loss expenses is initially measured at fair value, based on a best estimate of the remaining lease payments due under the lease plus other costs, less any estimated sublease income, and then discounted using a credit-adjusted risk-free interest rate. These assumptions are periodically reviewed and adjustments are made to the accrued restructuring charge as required. We record accretion expense for losses on leased property as the difference between estimated cost and the present value of these costs. Accretion expense is recorded on an ongoing basis through the end of the lease term and is reflected as "Other operating expenses — net" in the Consolidated Statements of Operations. Employee termination costs are incurred when the Company has a reduction in force and include one-time termination benefits that are not a part of an existing benefit arrangement. See "Note 13 — Restructuring Costs" for further information.

Revenue Recognition — Revenue is derived principally from licensing rights to use images, video footage and music that are delivered digitally over the internet. Digital content licenses are generally purchased on a monthly or annual subscription basis, whereby a customer either pays for a predetermined quantity of

content or for access to the Company's content library that may be downloaded over a specific period of time, or, on a transactional basis, whereby a customer pays for individual content licenses at the time of download. Also, a significant portion of revenue is generated through the sale and subsequent use of credits. Various amounts of credits are required to license digital content.

The Company recognizes revenue gross of contributor royalties because the Company is the principal in the transaction as it is the party responsible for the performance obligation and it controls the product or service before transferring it to the customer. The Company also licenses content to customers through third-party delegates worldwide (approximately 3% of total revenues for the year ended December 31, 2020 and 4% of total revenues for the year ended December 31, 2019). Delegates sell the Company's products directly to customers as the principal in those transactions. Accordingly, the Company recognizes revenue net of costs paid to delegates. Delegates typically earn and retain 35% to 50% of the license fee, and Getty Images recognizes the remaining 50% to 65% as revenue.

The Company maintains a credit department that sets and monitors credit policies that establish credit limits and ascertains customer creditworthiness, thus reducing the risk of potential credit loss. Revenue is not recognized unless it is determined that collectability is reasonably assured. Revenue is recorded at invoiced amounts (including discounts and applicable sales taxes) less an allowance for sales returns.

Effective January 1, 2019, the Company adopted ASU 2014-09, *"Revenue from Contracts with Customers"* (ASC 606") utilizing the modified retrospective method under which previously stated revenues were not revised. The standard has been applied to all contracts at the date of initial application. Under ASC 606, the Company recognizes revenue under the core principle to depict the transfer of control to the Company's customers in an amount reflecting the consideration to which the Company expects to be entitled. In order to achieve that core principle, the Company applies the following five-step approach: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenue when a performance obligation is satisfied.

For digital content licenses, the Company recognizes revenue on both its capped subscription-based, credit-based sales and single image licenses when content is downloaded, at which time the license is provided. In addition, management estimates expected unused licenses for capped subscription-based and credit-based products and recognizes the revenue associated with the unused licenses throughout the subscription or credit period. The estimate of unused licenses is based on historical download activity and future changes in the estimate could impact the timing of revenue recognition of the Company's subscription products.

For uncapped digital content subscriptions, the Company has determined that access to our existing content library and future digital content updates represent two separate performance obligations. As such, a portion of the total contract consideration related to access to the existing content library is recognized as revenue at the commencement of the contract when control of the content library is transferred. The remaining contractual consideration is recognized as revenue ratably over the term of the contract when updated digital content is transferred to the licensee, in line with when the control of the new content is transferred.

Revenue associated with hosted software services is recognized ratably over the term of the license. ASC 606 has resulted in a change in the timing of recognizing revenue on the Company's digital content license subscription products as well as the expiry on the credit based products. ASC 606 did not impact revenue recognition on digital content licenses sold on a transactional basis or license revenue associated with hosted software services.

Cost of Revenue —The ownership rights to the majority of the content we license are retained by the owners, and licensing rights are provided to us by a large network of content suppliers. When we license content entrusted to us by content suppliers, we pay royalties to them at varying rates depending on the

license model and the customers use of that content. Suppliers who choose to work with us under contract typically receive royalties between 20% to 50% of the total license fee we charge customers. Our cost of revenue as a percentage of revenue is higher for our content licensed under our rights-managed model as compared to our royalty-free model due to the higher quality and exclusivity of images in the rights-managed collections. We also own the copyright to certain content in our collections (wholly owned content), including content produced by our staff photographers for our Editorial Stills product line, for which we do not pay any third-party royalties. Cost of revenue also includes costs of our assignment photo shoots but excludes depreciation and amortization associated with creating or buying content.

Equity-Based Compensation — Equity-based compensation is accounted for in accordance with authoritative guidance for equity-based payments. This guidance requires equity-based compensation cost to be measured at the grant date based on the fair value of the award and recognized as expense over the applicable service period, which is the vesting period, net of estimated forfeitures. Compensation expense for equity-based payments that contain service conditions is recorded on a straight-line basis, over the service period of generally five years. Compensation expense for equity-based payments that contain performance conditions is not recorded until it is probable that the performance condition will be achieved. The estimation of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from the Company's current estimates, such amounts will be recorded as a cumulative adjustment in the period estimates are revised. The Company considers many factors when estimating expected forfeitures, including types of awards, employee class, and historical experience. Actual results and future estimates may differ substantially from current estimates.

Advertising and Marketing — Getty Images markets its products and services mainly through paid search, natural or organic search optimization, affiliate marketing channels, email and website marketing, customer events and public relations initiatives. Costs associated with marketing efforts are recorded in "Selling, general and administrative expenses" when related liabilities are incurred. For paid search and affiliate marketing, liabilities are incurred when potential new customers click through the links in the ad, generating an obligation to the internet search provider or affiliate marketing partner. Advertising and marketing costs expensed for the years ended December 31, 2020 and 2019 were $49.0 million and $58.0 million, respectively.

Income Taxes — The Company computes income taxes and accruals for uncertain tax positions under the asset and liability method as set forth in the authoritative guidance for accounting for income taxes and uncertain tax positions. Deferred income taxes are provided for the temporary differences between the consolidated financial statement carrying amounts and the tax basis of the Company's assets and liabilities and operating loss and tax credit carryforwards. The Company establishes a valuation allowance for deferred tax assets if it is more likely than not that these items will either expire before the Company is able to realize their benefits, or future deductibility is uncertain. Periodically, the valuation allowance is reviewed and adjusted based on management's assessments of realizable deferred tax assets. See "Note 14 - Income Taxes" for further information.

Subsequent Events — The Company evaluated subsequent events and transactions for potential recognition or disclosure in the financial statements through March 26, 2021, which is the date the financial statements were available to be issued.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, *Leases* ("ASU 2016-02"). ASU 2016-02 amends the accounting for leases. The new guidance requires the recognition of lease assets and liabilities for operating leases with terms of more than twelve months, in addition to those currently recorded, on our consolidated balance sheets. Presentation of leases within the consolidated statements of operations and consolidated statements of cash flows will be generally consistent with the current lease accounting guidance. The ASU

effective date has been extended again by an additional year and is now effective for private companies for reporting periods beginning after December 15, 2021, with early adoption permitted. We are in the process of evaluating the impact of this new guidance on our consolidated financial statements and expect to record a right of use asset and lease liability upon adoption.

In June 2016, the FASB issued ASU 2016-13, *Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses of Financial Instruments* ("ASU 2016-13"). ASU 2016-13 replaces the current incurred loss impairment methodology with a methodology that reflects expected credit losses. The ASU is intended to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. Adoption of this guidance is required, prospectively, for private companies for annual periods beginning after December 15, 2022, with early adoption permitted. The Company is evaluating the impact of adopting this new standard on its consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, *Customer's Accounting For Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract* ("ASU 2018-15"), which aligns the requirements for capitalizing implementation costs in a cloud computing arrangement with the requirements for capitalizing implementation costs incurred for an internal-use software license. Adoption of this guidance is required for fiscal years beginning after December 15, 2020 and interim periods within those fiscal years and early adoption is permitted. Entities are permitted to choose to adopt the new guidance (1) prospectively for eligible costs incurred on or after the date this guidance is first applied or (2) retrospectively. The Company will choose to adopt this prospectively and does not believe this will have a material impact on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, *Simplifying the Accounting for Income Taxes (Topic 740)* ("ASU 2019-12"), which removes certain exceptions to the general principles in Topic 740 and improves consistent application of and simplifies GAAP for other areas of Topic 740 by clarifying and amending existing guidance. This ASU is effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years, with early adoption permitted. The Company is evaluating the impact of adopting this new standard on its consolidated financial statements.

3. DERIVATIVE INSTRUMENTS

The Company uses derivative instruments to manage exposures to foreign currency and interest rate risks. The objectives for using derivatives include reducing or eliminating the economic impact of these exposures. Derivative instruments are recorded as either assets or liabilities and are measured at fair value.

As of December 31, 2020 and 2019, the Company did not have any derivatives designated as hedging instruments as defined by the derivative instruments and hedging activities accounting guidance. The following table summarizes the location and fair value amounts of derivative instruments reported in the consolidated balance sheets (in thousands):

	2020	2019	
	Liability [2]	Asset [1]	Liability [2]
Derivatives not designated as hedging instruments:			
Foreign currency exchange options	$ 1,827	$ 1,402	$ 602
Interest rate swaps	31,325	—	18,009
Total derivatives	$ 33,152	$ 1,402	$ 18,611

[1] Reflected in "Other current assets" and "Other long term assets" in the consolidated balance sheets.
[2] Reflected in "Accrued expenses" and "Other long term liabilities" in the consolidated balance sheets.

Foreign Currency Risk — Certain assets, liabilities and future operating transactions are exposed to foreign currency exchange rate risk. The Company utilizes derivative financial instruments, namely foreign currency forwards and option contracts, to reduce the impact of foreign currency exchange rate risks where natural hedges do not exist. The Company is exposed to market risk from foreign currency exchange rate fluctuations as a result of foreign currency-denominated revenues and expenses. The Company enters into certain foreign currency derivative contracts, including foreign currency forward options, with varying maturity dates, currently ranging from three to eighteen months, to manage these risks. These contracts are economic hedges of the Company's exposures but have not been designated as hedges, as defined in the derivative instruments and hedging activities accounting guidance for financial reporting purposes. The notional amounts outstanding under these contracts as of December 31, 2020 and 2019 were $36.5 million and $85.7 million, respectively. These contracts are carried at fair value, as determined by quoted market exchange rates. The Company recognized losses of $0.9 million and gains of $3.1 million for the years ended December 31, 2020 and 2019, respectively. These gains and losses are recognized in "Other non-operating (expense) income — net" in the accompanying consolidated statements of operations.

Interest Rate Risk — In February 2019, the Company entered into two interest rate swaps to hedge interest rate risk associated with the Company's new debt. The notional amounts of one of these swaps is $175.0 million and the other was $355.0 million. As of December 31, 2020 both are considered economic hedges but have not been designated as hedges, as defined in the derivative instruments and hedging activities accounting guidance for financial reporting purposes. The changes in fair value are recognized in the consolidated statements of operations. Under the interest rate swap agreements, the Company pays fixed rates of 2.5010% and 2.6000%, respectively, each month. Each swap contains an embedded floor option under which the Company receives a rate of 0.0% or one-month LIBOR, whichever is greater, to match the terms of the Company's debt.

For the interest rate swaps, the Company recognized losses of $13.3 million and $18.0 million on these derivative instruments for the years ended December 31, 2020 and 2019, respectively. These losses were recognized in "Other non-operating (expense) income — net" in the consolidated statements of operations.

The Company does not hold or issue derivative financial instruments for trading purposes. In general, the Company's derivative activities do not create foreign currency exchange rate risk because fluctuations in the value of the instruments used for economic hedging purposes are offset by fluctuations in the value of the underlying exposures being hedged. Counterparties to derivative financial instruments expose us to credit related losses in the event of nonperformance; however, the Company has entered into these instruments with creditworthy financial institutions and considers the risk of nonperformance to be minimal.

4. FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value is defined as the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity. In addition, the fair value of liabilities should include consideration of nonperformance risk including the Company's own credit risk.

The three-tier fair value hierarchy prioritizes the inputs used in the valuation methodologies. Each fair value measurement is reported in one of the three levels, which is determined by the lowest level input that is significant to the fair value measurement in its entirety. These levels are:

Level 1 — Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2 — Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Valuations based on unobservable inputs reflecting management's own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

The Company's disclosable financial instruments consist of cash equivalents, forward foreign currency exchange contracts, interest rate swaps and debt. Assets and liabilities measured at fair value on a recurring basis (cash equivalents, forward exchange contracts and interest rates swaps) and a nonrecurring basis (debt) are categorized in the tables below based on the levels discussed above.

Financial instrument assets recorded at fair value as of December 31 are as follows (in thousands):

	2020			
	Level 1	**Level 2**	**Level 3**	**Total**
Money market funds (cash equivalents)[1]	$ 38,093	$ —	$ —	$ 38,093
	$ 38,093	$ —	$ —	$ 38,093

	2019			
	Level 1	**Level 2**	**Level 3**	**Total**
Money market funds (cash equivalents)[1]	$ 27,935	$ —	$ —	$ 27,935
Derivative assets[2]:				
Foreign currency exchange options	$ —	$ 1,402	$ —	$ 1,402
	$ 27,935	$ 1,402	$ —	$ 29,337

[1] The fair value of the Company's money market funds is based on quoted active market prices for the funds and is determined using the market approach.

[2] The fair value of the Company's interest rate swap contracts and foreign currency exchange contracts are based on market quotes provided by the counterparty. Quotes by the counterparty are calculated based on observable current rates and forward interest rate curves and exchange rates. The Company recalculates and validates this fair value using publicly available market inputs using the market approach.

Financial instrument liabilities recorded or disclosed at fair value as of December 31 are as follows (in thousands):

	2020			
	Level 1	Level 2	Level 3	Total
Term loans[1]	$ —	$ 1,507,053	$ —	$ 1,507,053
New Senior Notes[1]	—	322,500	—	322,500
Derivative liabilities[2]:				
Foreign currency exchange options	—	1,827	—	1,827
Interest rate swap contracts	—	31,325	—	31,325
	$ —	$ 1,862,705	$ —	$ 1,862,705

	2019			
	Level 1	Level 2	Level 3	Total
Term loans[1]	$ —	$ 1,533,967	$ —	$ 1,533,967
New Senior Notes[1]	—	300,000	—	300,000
Derivative liabilities[2]:	—		—	—
Foreign currency exchange options		602		602
Interest rate swap contracts	—	18,009	—	18,009
	$ —	$ 1,852,578	$ —	$ 1,852,578

[1] The fair value of the Company's Term Loans and New Senior Notes are based on market quotes provided by a third-party pricing source.

[2] The fair value of the Company's interest rate swap contracts and foreign currency exchange contracts are based on market quotes provided by the counterparty. Quotes by the counterparty are calculated based on observable current rates and forward interest rate curves and exchange rates. The Company recalculates and validates this fair value using publicly available market inputs using the market approach.

5. GOODWILL

Goodwill was tested for impairment as of October 1, 2020 and 2019. The Company did not recognize a goodwill impairment charge during the year ending December 31, 2020 or 2019. The fair value of the Goodwill was estimated using both market indicators of fair value and the expected present value of future cash flows. As of both December 31, 2020 and 2019, the accumulated impairment loss on Goodwill was $525.0 million.

Goodwill changed during the years presented as follows (in thousands):

Goodwill — January 1, 2019	$ 1,430,163
Effects of fluctuations in foreign currency exchange rates	(1,027)
Goodwill — December 31, 2019	1,429,136
Effects of fluctuations in foreign currency exchange rates	1,316
Goodwill — December 31, 2020	$ 1,430,452

6. IDENTIFIABLE INTANGIBLE ASSETS — NET

Identifiable intangible assets consisted of the following at December 31 (in thousands, except years):

	2020				2019			
	Range of Estimated Useful Lives (in Years)	Gross Amount	Accumulated Amortization	Net Amount	Range of Estimated Useful Lives (in Years)	Gross Amount	Accumulated Amortization	Net Amount
Trade name	Indefinite	$ 409,722	$ —	$ 409,722	Indefinite	$ 389,846	$ —	$ 389,846
Trademarks and trade names	5-10	104,355	(85,976)	18,379	5-10	104,151	(75,595)	28,556
Patented and unpatented technology	3-10	106,342	(91,558)	14,784	3-10	102,396	(80,596)	21,800
Customer lists, contracts, and relationships	5-11	419,673	(336,919)	82,754	5-11	400,064	(293,070)	106,994
Non-Compete Covenant	3	900	(677)	223	3	900	(466)	434
Other identifiable intangible assets	3-13	7,147	(6,826)	321	3-13	7,067	(6,042)	1,025
		$1,048,139	$ (521,956)	$ 526,183		$1,004,424	$ (455,769)	$ 548,655

Based on balances at December 31, 2020, the estimated aggregate amortization expense for identifiable intangible assets for the next five years is as follows (in thousands):

Fiscal Years Ending December 31,	
2021	$ 48,210
2022	$ 44,195
2023	$ 23,467
2024	$ 13
2025	$ 3

7. OTHER ASSETS AND LIABILITIES

Other Long-Term Assets — Other long-term assets consisted of the following at the reported balance sheet dates (in thousands):

	December 31,	
	2020	2019
Long Term Note Receivable (Note 15)	$ 24,000	$ 24,000
Minority and Other Investments (Note 2)	11,292	2,500
Tax Benefit (Note 14)	3,500	3,500
Equity Method Investment	2,291	1,543
Long Term Deposits	2,071	2,149
Other	1,130	1,532
	$ 44,284	$ 35,224

Accrued Expenses — Accrued expenses at the reported balance sheet dates are summarized below (in thousands):

	December 31,			
	2020		2019	
Accrued compensation and related costs	$	16,949	$	16,377
Interest payable		9,750		9,750
Accrued restructuring		4,702		8,463
Accrued legal costs		1,483		2,063
Other		4,175		2,815
	$	37,059	$	39,468

Other Long-Term Liabilities — Other long-term liabilities consisted of the following at the reported balance sheet dates (in thousands):

	December 31,			
	2020		2019	
Derivative liabilities (net of current portion)	$	31,325	$	18,150
Deferred rent (net of current portion)		5,799		6,597
Accrued restructuring (net of current portion)		1,995		2,352
Other		960		828
	$	40,079	$	27,927

8. DEBT

Debt included the following (in thousands):

	December 31,			
	2020		2019	
Senior notes due 2027, interest at 9.750%	$	300,000	$	300,000
USD term loans due in annual installments of $10,400, interest at 4.6875%[1]		1,008,200		1,029,600
EUR term loans due 2026, interest at 5.000%[1,2]		520,316		504,906
Less: issuance costs and discounts amortized to interest expense		(20,785)		(26,172)
Less: short-term debt - net		(14,271)		(18,602)
Long-term debt - net		1,793,460		1,789,732

[1] Interest rate at December 31, 2020, see commentary below on rate basis.
[2] Face Value of Debt is 425M EUR and 450M EUR as of December 31, 2020 and 2019, converted using rates as of those dates.

On February 19, 2019, the Company issued $300 million of new Senior Unsecured Notes due 2027 ("2019 Senior Notes") and entered into a new senior secured credit facility ("New Credit Facility") consisting of (i) a $1,040 million term loan facility ("USD Term Loans"), (ii) a €450 million term loan facility ("EUR Term Loans") and (iii) an $80 million revolving credit facility that can be upsized to $110 million ("Revolver"). The Revolver has a letter of credit sublimit of $15.0 million and a swingline sublimit of $10.0 million. The cash contribution noted in "Note 1 - Description of the Business" and these debt issuances were used to retire and repay the Company's previous debt facilities.

In accordance with ASC 470-50-40-2 - Debt - Modifications and Extinguishments, the Company recorded a Gain on Debt Extinguishment of $11.5 million in the Consolidated Statements of Operations for the year ended December 31, 2019. Of the $11.5 million, approximately $23.6 million related to recognition of the unamortized portion of the deferred gain from the Company's previous debt facilities, $7.9 million related to non-cash charges resulting from write-offs of unamortized transaction costs and fees, and $4.2 million for an early payment penalty. Additionally, $18.7 million related to third-party debt issuance costs and discounts related to the new debt were expensed in the period. These costs were recorded as "Debt modification transaction expenses" in the Consolidated Statements of Operations for the year ended December 31, 2019.

The 2019 Senior Notes are due March 1, 2027, and bear interest at a rate of 9.750% per annum. Interest on the notes is payable semi-annually on March 1 and September 1 of each year. Interest accrues from February 19, 2019 and the first interest payment was paid on September 1, 2019.

The Company may redeem up to 40% of the 2019 Senior Notes using the proceeds of certain equity offerings completed before March 1, 2022 at a redemption price equal to 109.750% of their principal amount plus accrued and unpaid interest, if any, up to, but not including, the redemption date. In addition, at any time prior to March 1, 2022, the Company may, upon notice, redeem the 2019 Senior Notes at its option, at a redemption price equal to 100.0% of the principal amount of the 2019 Senior Notes, plus accrued interest, and a prepayment premium. The prepayment premium is the greater of:

1) 1.0% of the then outstanding principal amount; and
2) the excess of:
    a) the present value at redemption date of (i) the redemption price of the 2019 Senior Notes at March 1, 2022 plus (ii) all required interest payments due on the 2019 Senior Notes through March 1, 2022, computed using a discount rate equal to the Treasury Rate (as defined in the indenture governing the 2019 Senior Notes) plus 50 basis points; over
    b) the then outstanding principal amount of the 2019 Senior Notes.

Thereafter, the Company may redeem the 2019 Senior Notes, in whole or in part, at the redemption prices set forth in below, plus accrued interest.

12-month period commencing on March 1:	Period Redemption price:
2022	104.875%
2023	102.438%
2024 and thereafter	100.000%

The Company entered into the New Credit Facility with and among Abe Investment, the Company, JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent, and the other lenders party thereto. The USD Term Loans and the EUR Term Loans mature in 2026, while the Revolver matures in 2024.

Commencing with the fiscal quarter ended March 31, 2019, the USD Term Loans started to amortize in equal quarterly installments in an amount equal to 1.00% per annum of the original principal amount, with the remaining balance due at final maturity. There will be no amortization on the EUR Term Loan. The Company may voluntarily prepay loans or reduce commitments under the New Credit Facility, in whole or in part, subject to minimum amounts, with prior notice but without premium or penalty.

The New Credit Facility requires a prepayment with the net cash proceeds of any asset sales, casualty and condemnation events, the incurrence or issuance of indebtedness (other than indebtedness permitted the New Credit Facility) and 50% of excess cash flow (such excess cash flow percentage is subject to reduction based on the achievement of specified net first lien leverage ratios), subject to certain reinvestment rights

and other exceptions. The Company calculated required excess cash flow payments of $36.6 million and $11.0 million for the years ended December 31, 2020 and 2019, respectively. The calculated excess cash flow payments as of December 31, 2020 were paid against our EUR Term Loans in the amount of €31.0 million. The payments were made in the fourth quarter of 2020 (€25.0 million) and first quarter of 2021 (€6.0 million). The calculated excess cash flow payments as of December 31, 2019 were paid in full against our USD Term Loans in the first quarter of 2020. The excess cash flow payments made in the subsequent year for each reporting period is included in "Short-term debt — net" on the Consolidated Balance Sheet and in the table in "Note 9 — Commitments and Contingencies".

The obligations under the New Credit Facility are guaranteed by Griffey Midco (DE), LLC ("Griffey Midco"), and each of Griffey Midco's current and future direct and indirect wholly owned domestic subsidiaries other than (i) any co-borrower, (ii) unrestricted subsidiaries, (iii) immaterial subsidiaries, (iv) any subsidiary that is prohibited from guaranteeing the New Credit Facility by applicable law, rule or regulation or by any contractual obligation, (v) not-for-profit subsidiaries, if any, (vi) any direct or indirect domestic subsidiary of a foreign subsidiary, (vii) any domestic restricted subsidiary substantially all of the assets of which constitute the equity and/or indebtedness of foreign subsidiaries, intellectual property relating to such foreign subsidiaries and other assets incidental thereto, (viii) certain special purpose entities and (ix) any subsidiary to the extent the cost of providing a guarantee is excessive in relation to the value afforded. The obligations under the New Credit Facility are secured by a first priority lien on substantially all of Griffey Midco's, Abe Investment, and our assets and substantially all of the assets of each guarantor, including our capital stock and the capital stock of Abe Investment and all its domestic subsidiaries (and 65% of the voting capital stock of first tier foreign subsidiaries and any foreign subsidiary holding company) (in each case subject to certain exceptions). The documentation for the New Credit Facility provides for customary intercreditor arrangements that allow for additional debt that is permitted to be incurred and secured under the New Credit Facility to share ratably in the collateral securing our New Credit Facility on a first priority basis pari passu with the New Credit Facility or on a junior priority basis. The subsidiaries that guarantee the New Credit Facility also guarantee the 2019 Senior Notes.

The New Credit Facility contains customary negative covenants, including, but not limited to, restrictions on Griffey Midco and its restricted subsidiaries' ability to, among other things, merge and consolidate with other companies, incur indebtedness, grant liens or security interests on assets, make acquisitions, loans, advances or investments, make restricted payments, sell or otherwise transfer assets, optionally prepay or modify terms of certain junior indebtedness, purchase margin stock, enter into transactions with affiliates, enter into burdensome agreements or change the fiscal year or business. With respect to the Revolver only, the Company is also required to maintain a maximum net first lien leverage ratio, tested on a quarterly basis at any time that there is an outstanding balance on the revolving loans, letters of credit (to the extent not cash collateralized) or swingline loans outstanding (subject to certain qualifications and exceptions) in an aggregate amount exceeding 35% of the revolving commitments under the New Credit Facility. In addition, the New Credit Facility contain a negative covenant restricting certain activities of Griffey Midco and Abe Investment.

The New Credit Facility contains customary affirmative covenants, including, but not limited to, delivery of financial and other information to the administrative agent, notice to the administrative agent upon the occurrence of certain material events, preservation of existence, payment of taxes, maintenance of properties and insurance, maintenance of books and records, access to properties and records for inspection by administrative agent, compliance with applicable laws and regulations, including environmental laws, use of proceeds, use of commercial efforts to maintain ratings, further assurances and provision of additional collateral and guarantees.

The New Credit Facility provides that, upon the occurrence of certain events of default, the obligations thereunder may be accelerated, and the lending commitments terminated. Such events of default include payment defaults to the lenders under our New Credit Facility, material inaccuracies of representations and

warranties, covenant defaults, cross-defaults and/or cross acceleration to other material indebtedness, voluntary and involuntary bankruptcy proceedings, material unpaid/undischarged/unstayed money judgments, material ERISA/pension plan events, certain change of control events and other customary events of default.

The New Credit Facility contains two types of potential borrowings with differing interest rates; the first type is a base rate loan, and the other type is a Eurodollar rate loan. The Company has the option to convert the entire outstanding principal amount of the USD Term Loans or the Revolver from one type into another type. The Company has elected the Eurodollar interest rate option since inception of the New Credit Facility.

For the USD Term Loans, the interest rate for base rate loans is the applicable rate of 3.50% plus the greater of the prime rate in effect on any such day, the NYFRB Rate in effect on such day plus 1/2 of 1% or the Adjusted Eurodollar rate for a one-month interest period on such day plus 1%. The interest rate for Eurodollar loans with respect to the USD Term Loans is the sum of the applicable rate of 4.50%, plus the Adjusted Eurodollar rate. The Eurodollar rate for borrowings denominated in USD is defined as the greater of the LIBO Screen rate per annum for deposits of dollars for the applicable interest period as of 11:00 a.m. London time two business days prior to the first day in such interest period, or 0.0%. The Adjusted Eurodollar rate is defined as the interest rate per annum (rounded upward, if necessary, to the next 1/16 of 1%), equal to the Eurodollar Rate for the interest period multiplied by the Statutory Reserve Rate.

For the EUR Term Loans, the interest rate for loans is the sum of the applicable rate of 5.0%, plus the Adjusted Eurodollar rate. The Eurodollar rate for borrowings denominated in EUR is defined as the greater of the EURIBOR Screen rate per annum for deposits of Euro for the applicable interest period as of approximately 11:00 a.m. Brussels time two business days prior to the first day in such interest period, or 0.0%. The Adjusted Eurodollar rate is defined as the interest rate per annum (rounded upward, if necessary, to the next 1/16 of 1%), equal to the Eurodollar Rate for the interest period multiplied by the Statutory Reserve Rate.

The interest rate for base rate loans under the Revolver is the applicable rate of 3.25% plus the greater of the prime rate in effect on any such day, or NYFRB Rate in effect on such day plus 1/2 of 1%, or the Adjusted Eurodollar rate for a one-month interest period on such day plus 1%. The interest rate for Eurodollar loans is the sum of the applicable rate of 4.25%, plus the Adjusted Eurodollar Rate. The Eurodollar rate for borrowings denominated in USD is defined as the greater of the LIBO Screen rate per annum for deposits of dollars for the applicable interest period as of approximately 11:00 a.m. London time two business days prior to the first day in such interest period, or 0.0%. The Adjusted Eurodollar rate is defined as the interest rate per annum (rounded upward, if necessary, to the next 1/16 of 1%), equal to the Eurodollar Rate for the interest period multiplied by the Statutory Reserve Rate.

The following fees are applicable under the Revolver: (i) an unused line fee of 0.50% per annum with respect to the unused portion the new revolving credit facility; (ii) a per annum letter of credit participation fee on the aggregate stated amount of each letter of credit available to be drawn equal to the applicable margin for Eurodollar rate loans with respect to the Revolver; (iii) a letter of credit fronting fee equal to 0.125% per annum on the daily amount of each letter of credit available to be drawn; and (iv) certain other customary fees and expenses. The Company has not borrowed on the Revolver and incurred fees of $0.4 million during the years ended December 31, 2020 and 2019.

Debt issuance costs and discounts related to the 2019 Senior Notes, USD Term Loan and EUR Term Loan are reported in the Consolidated Balance Sheet as a direct deduction from the face amount of the debt. These costs are amortized as a component of Interest Expense in the Consolidated Statements of Operations utilizing the effective interest method. As of December 31, 2020, the Company was compliant with all debt covenants and obligations.

9. COMMITMENTS AND CONTINGENCIES

Commitments — The Company has entered into agreements that represent significant, enforceable and legally binding contractual obligations that are noncancelable without incurring a significant penalty. If a contract is cancelable with a penalty, the amount shown in the table below is the full contractual obligation, not the penalty, as the Company currently intends to fulfill each of these obligations.

Liabilities for uncertain tax positions are excluded from this table due to the uncertainty of the timing of the resolution of the underlying tax positions. At December 31, 2020, net uncertain tax positions were $59.7 million, which is reduced by a benefit of $3.5 million. The entire balance as of December 31, 2020 is non-current as the timing of resolution is uncertain and no portion of these liabilities is expected to be cash settled within the next 12 months.

Payments under purchase orders, certain sponsorships, donations and other commitments that are not enforceable and legally binding contractual obligations are also excluded from this table, as are payments, guaranteed and contingent, under employment contracts because they do not constitute purchase commitments.

We lease real estate under operating lease agreements that expire on various dates and we do not anticipate any difficulties in renewing those leases that expire within the next several years or in leasing other space or hosting facilities, if required. We enter into unconditional purchase obligations related to contracts for cloud-based services, infrastructure and other business services as well as minimum royalty guarantees in connection with certain content licenses. Our future minimum payments under debt obligations, non-cancelable operating leases and other purchase obligations are as follows as of December 31, 2020:

	Years Ending December 31,						
(in thousands)	**2021**	**2022**	**2023**	**2024**	**2025**	**Thereafter**	**Total**
USD and EUR Term loans:							
Principal payments	17,746	10,400	$ 10,400	$ 10,400	$ 10,400	$ 1,469,171	$ 1,528,517
Interest payments	73,611	73,040	73,167	76,164	77,195	10,867	384,044
Senior Notes:							
Principal payments	—	—	—	—	—	300,000	300,000
Interest payments	29,250	29,250	29,250	29,250	29,250	43,875	190,125
Interest rate swaps	13,125	9,472	8,522	1,152	—	—	32,271
Revolving credit facility commitment fee	406	404	404	69		—	1,283
Operating lease payments on facilities and equipment leases[1]	15,167	13,598	11,385	11,011	10,690	25,983	87,834
Minimum royalty guarantee payments to content suppliers[2]	35,274	24,681	23,306	17,604	17,500	20,000	138,365
Technology purchase commitments	3,555	2,678	1,082	—	—	—	7,315
Other commitments	3,011	1,521	165	—	—	—	4,697
Total commitments	$ 191,145	$ 165,044	$ 157,681	$ 145,650	$ 145,035	$ 1,869,896	$ 2,674,451

[1] Offsetting these operating lease payments will be receipts for subleased facilities in the amounts of $4,434, $4,518, $4,605, $4,693, $4,741, and $1,202 for the years ending December 31, 2021, 2022, 2023, 2024, 2025 and 2026 and beyond, respectively, for a total of $24,193.

[2] Offsetting these minimum royalty guarantee payments to content suppliers will be minimum guaranteed receipts from content suppliers in the amount of $2,000 for the years ending December 31, 2021, 2022, 2023, 2024 and 2025, for a total of $10,000.

Contingencies — Getty Images indemnifies certain customers from claims related to alleged infringements of the intellectual property rights of third parties or misappropriation of publicity or personality rights of third parties, such as claims arising from copyright infringement or failure to secure model and property releases for images the Company licenses if such a release is required. The standard terms of these indemnifications require the Company to defend those claims upon notice and pay related damages, if any. The Company typically mitigates this risk by requiring all uses of licenses to be within the scope of the license, securing all necessary model and property releases for imagery for which the Company holds the copyright, and by contractually requiring contributing photographers and other imagery partners to do the same prior to submitting any imagery to the Company and by limiting damages/liability in certain circumstances. Additionally, the Company requires all contributors and Image Partners, as well as potential acquisition targets to warrant that the content licensed to or purchased by the Company does not and shall not infringe upon or misappropriate the rights of third parties. The Company requires contributing photographers, other imagery partners and sellers of businesses or image collections that Getty Images has purchased to indemnify the Company in certain circumstances where a claim arises in relation to an image they have provided or sold to the Company. Imagery partners are typically required to carry insurance policies for losses related to such claims and individual contributors are encouraged to carry such policies and the Company itself has insurance policies to cover litigation costs for such claims. The Company will record liabilities for these indemnifications if and when such claims are probable and the range of possible payments and available recourse from imagery partners can be assessed, as applicable. Historically, the exposure to such claims has been immaterial, as were the recorded liabilities for intellectual property infringement at December 31, 2020 and 2019.

In the ordinary course of business, Getty Images enters into certain types of agreements that contingently require the Company to indemnify counterparties against third-party claims. These may include:

- agreements with vendors and suppliers, under which the Company may indemnify them against claims arising from Getty Images' use of their products or services;
- agreements with customers other than those licensing images, under which the Company may indemnify them against claims arising from their use of Getty Images' products or services;
- agreements with agents, delegates and distributors, under which the Company may indemnify them against claims arising from their distribution of Getty Images' products or services;
- real estate and equipment leases, under which the Company may indemnify lessors against third-party claims relating to use of their property;
- agreements with directors and officers, under which the Company indemnifies them to the full extent allowed by Delaware law against claims relating to their service to Getty Images;
- agreements with purchasers of businesses Getty Images has sold, under which Getty Images may indemnify the purchasers against claims arising from the Company's operation of the businesses prior to sale; and
- agreements with initial purchasers and underwriters of the Company's debt securities, under which Getty Images indemnifies them against claims relating to their participation in the Transactions.

The nature and terms of these indemnifications vary from contract to contract, and generally a maximum obligation is not stated. Because management does not believe a liability is probable, no related liabilities were recorded at December 31, 2020 and 2019.

We are subject to a variety of legal claims and suits that arise from time to time in the ordinary course of our business. Although management currently believes that resolving such claims against us, individually or in aggregate, will not have a material adverse impact on our financial statements, these matters are subject to inherent uncertainties and management's view of these matters may change in the future. The Company holds insurance policies that mitigate potential losses arising from certain indemnifications, and historically, significant costs related to performance under these obligations have not been incurred.

10. STOCKHOLDER'S EQUITY

The Company's board of directors is authorized to issue up to 100.0 million shares of $0.01 par value per share common stock. The Company's sole stockholder owns 100% of the capital stock of the Company.

11. EQUITY-BASED COMPENSATION

Certain employees of the Company have been granted equity awards under the Amended and Restated 2012 Equity Incentive Plan of Griffey Investors, L.P. and Griffey Global Holdings, Inc. ("Equity-Based Compensation Plan"), which provides for grants of nonqualified stock options and Class B units. Under this plan, certain employees of the Company were granted a combination of time-based and performance-based awards. The Equity-Based Compensation Plan generally requires exercise of stock options within 10 years of the grant date. Vesting is determined by the applicable grant agreement and has historically occurred either in time-based installments over four or five years from date of grant, or upon achievement of certain performance targets over a five-year period. On September 18, 2014 (the "Amendment Date"), the Company amended the existing performance-based options within the Equity-Based Compensation Plan, modifying the awards from performance-based to time-based, and changing the exercise price to the estimated fair value of the common stock on the Amendment Date. These modified options vested in time-based installments over four years.

Effective February 26, 2017, the Company consummated a Stock Option Exchange Program, pursuant to which certain holders of stock options exchanged their outstanding stock options for a lesser number of new options ("Exchange"). The Company used value-for-value exchange ratios whereby the value of the new stock options equals the value of the exchanged stock options, utilizing the Black-Scholes valuation model. The Exchange resulted in a total of 7.2 million existing stock options being exchanged for 5.0 million new stock options, with an exercise price equal to the estimated fair value of the common stock on the date of the Exchange.

The total number of awards authorized under the Plan is 31.0 million. All awards have been issued with exercise prices equal to no less than the estimated fair value of the common stock on the grant date. Any awards issued as a result of option exercises are subject to restrictions as outlined in the stockholder's agreement.

Equity award activity during the years ended December 31, 2020 and 2019 was as follows (in thousands except weighted average data and years):

	Number of awards		Weighted Average Exercise Price	Remaining Average Contractual Life (in Years)
Outstanding - January 1, 2019	19,069	$	6.02	6.13
Grants	13,670	$	3.50	
Exercises	—	$	—	
Prevesting forfeitures	(3,606)	$	5.75	
Postvesting cancelations	(1,756)	$	7.39	
Outstanding — December 31, 2019	27,377	$	4.71	7.25
Grants	1,956	$	3.26	
Exercises	(1)	$	4.00	
Prevesting forfeitures	(1,726)	$	3.43	
Postvesting cancelations	(645)	$	2.88	
Outstanding - December 31, 2020	26,961	$	4.73	6.37
Exercisable - December 31, 2020	18,271	$	5.34	5.4

As of December 31, 2020 and 2019, there was $12.0 million and $19.0 million of total unrecognized compensation expense, respectively, related to outstanding time-based awards, which the Company expects to recognize over a weighted average period of approximately 2.3 years and 2.9 years, respectively. During the years ended December 31, 2020 and 2019, the fair value of time-based awards that vested was $10.1 million and $4.7 million, respectively.

The weighted-average grant-date fair value, the valuation model used to estimate the fair value, and the assumptions input into that model, for awards granted for the years ended December 31, 2020 and 2019 were as follows:

	Year Ended December 31,			
	2020		2019	
Weighted average grant date fair value per award	$	1.56	$	1.74
Valuation model used		Black-Scholes		Black-Scholes
Expected award price volatility[1]		50 %		50 %
Risk-free rate of return[2]		1.08 %		2.29 %
Expected life of awards[3]		6.1 years		6.1 years
Expected rate of dividends		None		None

1. The stock volatility assumption for award-based compensation is based on historical volatilities of the common stock of several public companies with characteristics similar to those of the Company since the Company's common stock is not traded in the public market.
2. The risk-free rate of return represents the implied yield available during the month the award was granted for a U.S. Treasury zero-coupon security issued with a term equal to the expected life of the awards.
3. The expected life is measured from the grant date and is based on the simplified method calculation.

Equity-based compensation expense is recorded in "Selling, general and administrative expense" in the consolidated statements of operations, net of estimated forfeitures. The following table summarizes the impact of equity-based compensation on the results of operations for the years ended December 31, 2020 and 2019 (in thousands):

	Year Ended December 31,	
	2020	2019
Equity-based compensation — net of estimated forfeitures	$ 8,002	$ 8,214
Income tax benefit	$ (1,383)	$ (1,068)

12. DEFINED CONTRIBUTION EMPLOYEE BENEFIT PLANS

The Company sponsors defined contribution retirement plans in which the majority of employees are able to participate.

The Company sponsors one defined contribution plan in the U.S., a 401(k) plan, in which all U.S. employees over 18 years of age are auto-enrolled unless they opt-out. Getty Images matches 100% of participant contributions, up to the first 4% of each participant's eligible compensation (generally including salary, bonuses and commissions), not to exceed the Internal Revenue Service per person annual limitations. Additionally, the Company sponsors one defined contribution pension plan in the U.K. Employees who contribute a minimum of 3% of their eligible compensation (generally including salary, bonuses, and commissions), generally receive a Company contribution of 5% of eligible compensation. Lastly, the Company also has a group registered retirement savings plan (RRSP) for employees in Canada. The Company matches dollar-for-dollar up to 3% of base salary. Employee contributions are deducted on a pre-tax basis and they may begin participating after 3 months of service.

Company contributions to these plans and other defined contribution plans worldwide totaled $5.4 million and $6.7 million, for the years ended December 31, 2020 and 2019, respectively. These contributions were recorded as "Selling, general and administrative expense" in the consolidated statements of operations.

13. RESTRUCTURING COSTS

In 2019, we committed to certain restructuring actions intended to simplify our business and improve operational efficiencies, which have resulted in headcount reductions. Restructuring costs were $9.1 million and $7.0 million for the years ended December 31, 2020 and 2019, respectively, composed of employee termination costs and lease loss. Substantially all of the expected charges related to these activities have been incurred during 2020 and 2019. We actively evaluate cost efficiencies and should we make decisions in future periods to take further actions we will incur additional restructuring charges.

Accrued losses on leased properties and employee termination costs changed during the periods presented as follows (in thousands):

	Leased Property Losses	Employee Termination Costs	Total
Balance — January 1, 2019	$ 3,302	$ 10,652	$ 13,954
Reduction of accrual due to net cash payments	(899)	(9,470)	(10,369)
Additional charges and adjustments	246	6,707	6,953
Accretion expense	323	—	323
Effects of fluctuations in foreign currency exchange rates	(14)	(33)	(47)
Balance — December 31, 2019	2,958	7,856	10,814
Reduction of accrual due to net cash payments	(715)	(13,315)	(14,030)
Additional charges and adjustments	319	8,816	9,135
Accretion expense	259	—	259
Effects of fluctuations in foreign currency exchange rates	45	474	519
Balance — December 31, 2020	$ 2,866	$ 3,831	$ 6,697

As of December 31, 2020, the remaining accrued employee termination costs will be settled in 2021 and the remaining accrued losses on leased properties will be satisfied over the remaining lease terms, which extend through 2026. These accrued restructuring costs are included in "Accrued expenses" on the consolidated balance sheets.

14. INCOME TAXES

Tax Jurisdictions — Loss before income taxes is attributable to the following tax jurisdictions (in thousands):

	Year Ended December 31, 2020	2019
United States	$ (28,935)	$ (366)
Foreign	(530)	(24,666)
Loss before income taxes	$ (29,465)	$ (25,032)

Income Tax Benefit (Expense) — The components of income tax benefit (expense) were as follows (in thousands):

	Year Ended December 31, 2020	Year Ended December 31, 2019
Current:		
United States	$ (8,854)	$ (11,930)
Foreign	(12,095)	(16,445)
Total current income tax expense	(20,949)	(28,375)
Deferred:		
United States	13,227	(8,407)
Foreign	(1,794)	11,168
Total deferred income tax benefit	11,433	2,761
Total provision for income tax benefit (expense)	$ (9,516)	$ (25,614)

The significant items accounting for the difference between income taxes computed at the Company's federal statutory tax rate of 21% and the provision for income taxes primarily relate to jurisdictions with losses, tax attributes for which no tax benefit can be recognized and tax expense that is not analogous to pretax income, primarily withholding tax and U.S. income tax.

Uncertain Tax Positions — The Company follows the provisions of accounting for uncertainty in income taxes. This guidance clarifies the accounting for uncertainty in income taxes recognized in the consolidated financial statements and prescribes a recognition threshold of more likely than not and a measurement attribute on all tax positions taken or expected to be taken in a tax return for their recognition in the financial statements.

As of December 31, 2020, the net liabilities for uncertain tax positions, including interest and penalties is $59.7 million, which is reduced by a benefit of $3.5 million booked within "Other long-term assets" of the company's consolidated balance sheet. The full liability amount is classified as non-current. As of December 31, 2019, the net liabilities for uncertain tax positions, including interest and penalties was $57.2 million, which is reduced by a benefit of $3.5 million booked within "Other long-term assets" of the company's consolidated balance sheet. The full liability amount was classified as non-current. The timing of resolution for these liabilities is uncertain. The resolution of these items may result in additional or reduced income tax expense. Possible releases of liabilities due to expirations of statutes of limitations will have the effect of decreasing our income tax expense and the effective tax rate, if and when they occur. Although the timing of resolution and/or closure of tax audits cannot be predicted with certainty, the Company believes it is reasonably possible that approximately $12.2 million of its reserves for uncertain tax positions may be released in the next 12 months.

The Company recognizes interest and penalties related to liabilities for uncertain tax positions in income tax expense in the consolidated statements of operations. Interest and penalties were $2.5 million and $3.8 million for the years ended December 31, 2020 and 2019, respectively. The Company has recognized total accrued interest and penalties of approximately $18.4 million as of December 31, 2020, and $15.9 million as of December 31, 2019, relating to uncertain tax positions.

The Company conducts business globally and, as a result, the Company and its subsidiaries file income tax returns in the U.S., including various states, and foreign jurisdictions. In the normal course of business, the Company is subject to examination by taxing authorities throughout the world. With few exceptions, the tax years 2015 and forward are open for U.S. federal and state income tax matters. With few exceptions, foreign

tax filings are open for years 2012 and subsequent years. As of December 31, 2020, the Company is currently undergoing audit examinations for tax years 2005 through 2017 by the German Federal Ministry of Finance, for tax years 2015 through 2017 by the New York State Department of Taxation, and for tax years 2012 through 2016 by the Canada Revenue Agency.

Deferred Taxes and Valuation Allowances — The Company follows authoritative guidance for accounting for income taxes, which requires the Company to reduce deferred tax by a valuation allowance if, based on the weight of all available positive and negative evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all available evidence for the realizability of U.S. deferred tax assets, the Company provided a valuation allowance of $101.8 million and $93.0 million for the years ended December 31, 2020 and December 31, 2019, respectively. In addition, the Company provided a valuation allowance against deferred tax assets in other jurisdictions where the realizability of the deferred tax assets does not meet the more likely than not criteria. For these jurisdictions, mainly Ireland and Luxembourg, the Company provided a valuation allowance of $108.7 million and $97.8 million for the years ended December 31, 2020 and December 31, 2019, respectively. In future periods, the Company will evaluate the positive and negative evidence available at the time in order to support its analysis for a valuation allowance, and as a result the Company may release its valuation allowance in part, or in total, when it becomes more likely than not that the deferred tax assets will be realized.

Deferred tax assets, liabilities and valuation allowance are as follows (in thousands):

	December 31	
	2020	2019
Deferred tax assets	$ 247,015	$ 232,076
Deferred tax liabilities	(46,387)	(63,391)
Total deferred taxes	200,628	168,685
Less valuation allowance	(210,551)	(190,766)
Net deferred tax liability	$ (9,923)	$ (22,081)

The deferred tax assets at December 31, 2020, with respect to net operating loss carryforwards and expiration periods are as follows (in thousands):

	Deferred Tax Assets	Net Operating Loss Carryforwards
United States, expiring between 2022 and 2039	$ 9,206	$ 133,803
Foreign, expiring between 2021 and 2040	25,330	104,978
Foreign, indefinite	60,100	455,719
Total	$ 94,636	$ 694,500

The following is information pertaining to U.S. federal tax credits at December 31, 2020, as well as the expiration periods (in thousands):

	Tax Credits
United States, federal tax credit carryforwards:	
Foreign tax credits, expiring between 2022 and 2024	$ 41,544
Total	$ 41,544

The components of our net deferred taxes at the reported balance sheet dates are primarily comprised of amounts relating to net operating loss carryforwards, accrued assets and liabilities, and depreciable and amortizable assets.

15. NONCONTROLLING INTEREST

On June 15, 2016, the Company entered into agreements (the "Agreements") with Visual China Group Holding Limited ("VCG"), a leading Chinese visual communications and new media business who for many years has served as exclusive distributor for our content in China. Pursuant to these Agreements, VCG paid our existing Hong Kong entity ("Getty HK") $48.0 million in exchange for newly issued shares representing a 50% stake in Getty HK, which holds the exclusive distribution rights for our content in Hong Kong, Taiwan and Mainland China (the "Transactions"). The Transactions closed on August 11, 2016. In addition, Getty HK issued $24.0 million in an unsecured, interest bearing loan to VCG. Getty HK used the remaining $24.0 million of the proceeds from the VCG investment to pre-pay royalties to Getty Images International (Ireland). Getty Images will maintain operational and management control of Getty HK and consolidate the entity in the consolidated financial statements using the voting model. VCG, through a sub-license from Getty HK, will continue to serve as exclusive distributor for our content in China. This investment by VCG is accounted for as a noncontrolling interest in the consolidated financial statements.

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